EXHIBIT 99.1

Hi-Tech Pharmacal Reports Sales of $61.3 million and Diluted EPS of $0.73 for the Fourth Quarter 2012 Ended April 30, 2012

AMITYVILLE, N.Y – July 10, 2012 – Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the fourth quarter and year ended April 30, 2012.

Fourth Quarter Results

For the three months ended April 30, 2012, the Company reported net sales of $61.3 million, an increase of 7% from $57.2 million for the same period last year.

During the quarter ended April 30, 2012, net sales of generic pharmaceutical products were $52.7 million, an increase of 10% compared to $48.0 million for the same fiscal 2011 period. The primary reason for the change was an increase in sales of Fluticasone Propionate nasal spray. Sales of Fluticasone Propionate nasal spray totaled $28.4 million, up from $26.9 million in the same fiscal 2011 period, as volume increases were partially offset by lower average prices. New product launches such as Ranitidine oral solution, Levofloxacin oral solution, Lidocaine sterile jelly, Nystatin oral suspension and Lidocaine 5% ointment also contributed to the positive results. Pricing and quantity decreases for Dorzolamide ophthalmic products partially offset these increases.

Sales for the Health Care Products division (“HCP”), which markets the Company’s branded OTC products, increased 59% to $5.3 million for the three months ended April 30, 2012 compared to $3.3 million for the same fiscal period in the prior year. The increase was primarily due to the re-launch of Nasal Ease®, the acquisition of Sinus Buster® products and increased sales of Multibetic®, Diabetiderm®, Zostrix® and Mag-Ox®.

Sales for ECR Pharmaceuticals, which markets the Company’s branded prescription products, were $3.3 million for the three months ended April 30, 2012, down from $5.9 million for the same period in the prior year. The decrease was due to the discontinuation of the Lodrane® line of prescription strength antihistamines, which had sales of $4.7 million in the April 30, 2011 quarter. Increased sales of Bupap® and Dexpak® and sales of Tussicaps®, Orbivan® and Zolvit®, which were acquired earlier in 2012, partially offset the decrease in sales for the fiscal year.

Cost of sales increased to $29.5 million for the three months ended April 30, 2012 from $25.9 million, and increased as a percentage of sales to 48% from 45% of sales. Lower sales in the higher margin ECR subsidiary as well as pricing declines for Fluticasone Propionate nasal spray and Dorzolamide ophthalmic products led to this change. This trend was partially offset by launches of new generic products with above average margins.

Sales, general and administrative expenses increased to $13.7 million from $10.0 million, a 37% increase compared to the same fiscal 2011 period. As a percentage of sales, SG&A increased to 22% from 18%. The increase was due to significantly higher advertising in the HCP division, primarily to support the re-launch of Nasal Ease® and the newly acquired Sinus Buster® brand. Additionally, the ECR subsidiary added 30 contract sales representatives to expand its sales force to new areas of the United States.

Amortization expense for the quarter ended April 30, 2012 increased to $1.6 million from $0.7 million, a 117% increase compared to the same fiscal 2011 period. The increase was due to the acquisition of marketing and distribution rights to Tussicaps® extended release capsules and several branded prescription products for the treatment of pain.

For the three months ended April 30, 2012, Research and Development (“R&D”) costs increased by 45% to $3.4 million from $2.3 million for the comparable fiscal 2011 period as a result of more complex generic projects in development, as well as additional internal R&D staff. Additionally, the Company increased expenditures on three generic projects requiring clinical trials which it has undertaken with partners.

The Company reported quarterly net income of $10.0 million or $0.73 per fully diluted share for the three months ended April 30, 2012, compared to a net income of $12.7 million or $0.98 per fully diluted share for the same period in the prior year.

Full Year Results

For the fiscal year ended April 30, 2012, the Company reported net sales of $230.0 million, an increase of 21% from $190.8 million for the same period last year.

Sales of generic pharmaceutical products were $197.9 million, an increase of 26% compared to $157.4 million for the prior year. The increase was primarily due to an increase in sales of Fluticasone Propionate nasal spray. Sales of Fluticasone Propionate nasal spray increased to $99.4 million for the current fiscal year versus $73.8 million in the previous fiscal year. The Company also benefited from recent product launches including increased sales of the Clobetasol line of topical products and Buprenorphine tablets.

Sales for the HCP division, which markets the Company’s branded OTC products, increased 24% to $17.2 million for the fiscal year ended April 30, 2012 compared to $13.9 million for the prior year. The re-launch of Nasal Ease® and stronger sales of Multibetic®, Diabetiderm®, Zostrix® and Mag-Ox® contributed to this increase.

ECR Pharmaceuticals, which markets the Company’s branded prescription products, contributed $14.9 million in sales for the full fiscal year, down from $19.6 million for the fiscal year ended April 30, 2011. The decrease was due to the discontinuation of the Lodrane® line of antihistamines in August 2011. Sales of prescription strength Lodrane® products declined to $2.5 million in the year ended April 30, 2012 from $16.6 million in the prior year. Increased sales of Bupap® and Dexpak® and sales of Tussicaps®, Orbivan® and Zolvit®, which were acquired earlier in fiscal 2012, partially offset the decrease in sales for the fiscal year.

Cost of sales as a percentage of sales was 44% for the years ended April 30, 2012 and April 30, 2011. Lower sales in the higher margin ECR subsidiary as well as pricing declines for both Fluticasone Propionate nasal spray and Dorzolamide ophthalmic products were partially offset by launches of new generic products with above average margins.

Sales, general and administrative expenses increased to $44.7 million from $36.7 million primarily due to increased advertising in the HCP division. Advertising expense increased to $8.9 million in fiscal 2012 from $4.0 million in fiscal 2011 primarily to support the re-launch of Nasal Ease®, the newly acquired Sinus Buster® brand and Mag-Ox®. Additionally, in October 2011, the ECR subsidiary added 30 contract sales representatives to expand its sales force to new areas of the United States.

Amortization expense increased to $5.3 million from $2.4 million, a 124% increase compared to the same fiscal 2011 period. The increase was due to the acquisition of marketing and distribution rights to Tussicaps® extended release capsules and several branded prescription products for the treatment of pain.

Research and Development costs increased by 31% to $12.3 million from $9.4 million as the Company increased spending on more complex generic projects in development, as well as additional internal R&D staff. Additionally, the Company increased expenditures on three generic projects requiring clinical trials which it has undertaken with partners.

Royalty income decreased to $3.0 million from $4.6 million primarily because royalties relating to the divested product Brometane ended in December 2010.

Net income increased to $48.4 million or $3.59 per fully diluted share in fiscal 2012 compared to net income of $41.5 million or $3.19 per fully diluted share for the prior year.

David Seltzer, President and CEO, commented: “We are very pleased with the results reported for our fourth quarter and year ended April 30, 2012. We surpassed $200 million in sales for the first time as we reported record sales for both the fourth quarter and year end. Our generic business continues to be a very strong and growing business for us, as sales of Fluticasone nasal spray continue to increase despite a new competitor entering the market this past fiscal year. In addition, we are having success with the products we launched in the past fiscal year. Our financial success over the past year has given us the ability to continue to invest in our future by building a strong generic pipeline through R&D spending and licensing arrangements. Our Health Care Products division reported strong sales growth primarily as a result of supporting our brands with advertising and, in particular, the re-launch of Nasal Ease and the recent acquisition of the Buster brand products. Results at ECR were down compared to the last fiscal year, primarily due to the discontinuation of the Lodrane line of antihistamines and one of the mildest winters in more than 20 years, which lead to weak demand for cough and cold products.   Given Hi-Tech’s strong results and strong balance sheet, we remain very optimistic about the growth of the Company in the future.”

Conference Call Information

The Company will hold a conference call to discuss its financial results today, July 10, 2012, at 10 a.m. Eastern Time.

To access the conference call, dial toll free 866-730-5765, or 617-350-1589 for international callers, five minutes before the conference. The passcode for the conference call is 75967986.

A replay of the conference call will be available after 12:00 p.m. on July 10, 2012, for one week by calling toll free 888-286-8010, or 617-801-6888 for international callers. The passcode for the replay is 26139068. Additionally, the conference call will be available on the Hi-Tech Pharmacal Investor Relations web page at www.hitechpharm.com.

Other Information

Hi-Tech currently has 14 products awaiting approval at the FDA, targeting brand and generic sales of approximately $1.5 billion, including one product for which the Company has a financial interest which was filed by another company. In addition, Hi-Tech has approximately 20 products in active development targeting brand sales of over $3 billion, including sterile ophthalmic products, oral solutions and suspensions and other dosage forms.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of OTC products for the diabetes marketplace. Hi-Tech’s ECR Pharmaceuticals subsidiary markets branded prescription products.

This press release contains certain future projections and forward-looking statements (statements which are not historical facts) with respect to the anticipated future performance of Hi-Tech made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such future projections and forward-looking statements are not assurances, promises or guarantees and investors are cautioned that all future projections and forward-looking statements involve significant business, economic and competitive risks and uncertainties, many of which are beyond Hi-Tech's ability to control or estimate precisely, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results, loss of customers or employees, the possibility that legal proceedings may be instituted against Hi-Tech and other results and other risks detailed from time to time in Hi-Tech’s filings with the Securities and Exchange Commission. The actual results will vary from the projected results and such variations may be material. These statements are based on management's current expectations and assumptions concerning the future performance of Hi-Tech and are naturally subject to uncertainty and changes in circumstances. No representations or warranties are made as to the accuracy or completeness of any of the information contained herein, including, but not limited to, any assumptions or projections contained herein or forward-looking statements based thereon. We caution you not to place undue reliance upon any such forward-looking statements which speak only as of the date made, except to the extent specifically dated as of an earlier date. Hi-Tech is under no obligation, and expressly disclaims any such obligation, to update, alter or correct any inaccuracies herein, whether as a result of new information, future events or otherwise.

Contact Information:

Hi-Tech Pharmacal Co., Inc.

Bill Peters, CFO

(631) 789-8228

	Twelve Months		Three Months
	4/30/2012	4/30/2011	4/30/2012	4/30/2011
Net sales	$230,003,000	$190,848,000	$61,292,000	$57,183,000
Cost of goods sold	100,804,000	83,263,000	29,461,000	25,904,000

Gross profit	129,199,000	107,585,000	31,831,000	31,279,000

Cost and expenses:
Selling, general, administrative expenses	44,698,000	36,717,000	13,731,000	10,012,000
Amortization expense	5,341,000	2,387,000	1,618,000	744,000
Research and product development costs	12,256,000	9,350,000	3,372,000	2,330,000
Royalty income	(3,000,000)	(4,607,000)	(707,000)	(829,000)
Contract research (income)	(428,000)	(675,000)	(202,000)	(8,000)
Interest expense	410,000	45,000	163,000	11,000
Interest (income) and other	(887,000)	(433,000)	(191,000)	(446,000)
Total	58,390,000	42,784,000	17,784,000	11,814,000

Income from continuing operations before provision for income taxes	70,809,000	64,801,000	14,047,000	19,465,000
Provision for income tax expense (benefit)	22,458,000	21,082,000	4,058,000	5,490,000

Income from continuing operations	48,351,000	43,719,000	9,989,000	13,975,000
Income (loss) from discontinued operations, net of tax	—	(2,265,000)	—	(1,310,000)

Net income	$48,351,000	$41,454,000	$9,989,000	$12,665,000

Basic earnings (loss) per share:
Continuing operations	3.75	3.47	0.77	1.10
Discontinued operations	—	(0.18)	—	(0.10)
Basic earnings (loss) per share	$3.75	$3.29	$0.77	$1.00

Diluted earnings (loss) per share:
Continuing operations	3.59	3.36	0.73	1.08
Discontinued operations	—	(0.17)	—	(0.10)
Diluted earnings (loss) per share	$3.59	$3.19	$0.73	$0.98

Weighted average common shares outstanding – basic	12,878,000	12,615,000	13,049,000	12,676,000
Effect of potential common shares	573,000	397,000	629,000	276,000
Weighted average common shares outstanding – diluted	13,451,000	13,012,000	13,678,000	12,952,000